April 8, 2011
As filed with the Securities and Exchange Commission on April 8, 2011
Registration Nos. 333-134275

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-effective Amendment No. 2
to
Registration Statement No.: 333-134275

____________________

Rome Bancorp, Inc.
(Exact name of registrant as specified in its charter)

______________________

Delaware (State or other jurisdiction of incorporation or organization)	16-1573070 (I.R.S. Employer Identification No.)
c/o Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts  01201
(413) 443-5601
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rome Bancorp, Inc. 2006 Stock Option Plan
and
Rome Bancorp, Inc. 2006 Recognition and Retention Plan
(each plan as amended or restated from time to time)
(Full titles of the plans)

Wm. Gordon Prescott
Vice President and General Counsel
Berkshire Hills Bancorp, Inc., as the successor company to Rome Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts  01201
(413) 443-5601

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer /_/		Accelerated filer /_/
Non-accelerated filer /_/	(Do not check if a smaller reporting company)	Smaller reporting company /_/

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed on Form S-8 (the “Registration Statement”):

1.
Registration Statement No. 333-134275 registering 826,000 shares of Rome Bancorp, Inc. (“Rome”) common stock, par value $0.01 per share (“Rome Common Stock”), in connection with the Rome Bancorp, Inc. 2006 Stock Option Plan the Rome Bancorp, Inc. 2006 Recognition and Retention Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 12, 2010, by and between Rome  and Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire”), Rome merged with and into Berkshire, with Rome ceasing to exist (the “Merger”), effective as of 8:00 a.m. Eastern Standard Time on April 1, 2011 (the “Effective Time”).  The Merger Agreement was filed as Exhibit 2.1 to Rome’s Current Report on Form 8-K dated October 12, 2010.

At the Effective Time, each outstanding share of Rome Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive either $11.25 in cash or 0.5658 shares of Berkshire common stock, at the election of each Rome stockholder, subject to proration due to limitations on the aggregate amount of cash to be paid by Berkshire in the Merger and depending on the election of other Rome stockholders, as specified in the Merger Agreement.  Shares of Rome Common Stock are no longer listed on the NASDAQ Global Market.

As a result of the Merger, Rome has terminated all offerings of securities pursuant to the Registration Statement.  Berkshire, as successor to Rome, hereby terminates the effectiveness of the Registration Statement and removes from registration 354,000 shares of Rome Common Stock, which were originally reserved for issuance under the Rome Bancorp, Inc. 2006 Stock Option Plan  and registered under the Registration Statement, and which remain unsold and unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Commonwealth of Massachusetts, on this 4th day of April 2011.

BERKSHIRE HILLS BANCORP, INC. as successor company to Rome Bancorp, Inc.

Date: April 8, 2011	By:	/s/ Wm. Gordon Prescott
Wm. Gordon Prescott
Vice President and General Counsel

Note:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.